EXHIBIT 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

June 30, 2006

Board of Directors
Citizens Community MHC
Citizens Community Bancorp, Inc.
Citizens Community Federal
2174 EastRidge Center
Eau Claire, Wisconsin 54701

Members of the Boards of Directors:

We hereby consent to the use of our firm's name in the Form AC Application for Conversion and in the Form SB-2 Registration Statement, and any amendments thereto, for Citizens Community Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Citizens Community Bancorp, Inc.

Sincerely, RP FINANCIAL, LC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: Fax No.: Toll-Free No.: E-Mail:	(703) 528-1700 (703) 528-1788 (866) 723-0594 mail@rpfinancial.com